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                                                                    EXHIBIT 99.1

      OAKWOOD HOMES CORPORATION ARRANGES $415 MILLION IN CREDIT FACILITIES

GREENSBORO, N.C., Nov. 23 - Oakwood Homes Corporation announced today that it has reached agreements in principle to provide the Company with liquidity facilities totaling $415 million.

Myles E. Standish, President and Chief Executive Officer, stated: "We are delighted to announce that we have reached an agreement in principle with Berkshire Hathaway Inc., Greenwich Capital Financial Products, Inc. and Ranch Capital LLC to provide debtor in possession ("DIP") financing while we complete our reorganization. The $215 million DIP facility, for which we expect to receive final court approval in mid-December, includes a $140 million line to be used for general corporate liquidity needs and a $75 million loan servicing advance line. The agreement provides for interim financing of up to $25 million until the proposed agreement receives final court approval. This facility will replace our existing $65 million revolving credit facility and our $50 million loan servicing advance facility, thus providing us with an additional $100 million in liquidity.

"We are also pleased to announce that we have reached an agreement in principle for continued access to our existing $200 million loan purchase facility, which will allow our finance company to originate loans as usual. We believe that the proposed $415 million of credit facilities should provide Oakwood with ample liquidity throughout the bankruptcy proceedings.

"On November 15, the Company reached an agreement in principle with Berkshire Hathaway Inc., its largest senior unsecured creditor, to restructure the Company's balance sheet. Under the proposed plan, Berkshire Hathaway Inc. would become the Company's largest shareholder upon the Company's emergence from bankruptcy. The Company intends to work with Berkshire Hathaway, Inc. over the next several weeks to prepare and file with the court a formal plan of reorganization. The Company's proposed plan calls for existing shareholders to receive a nominal value, consisting solely of out-of-the-money warrants for approximately 10% of the post-restructuring common shares. As we move forward, I want our employees, vendors, independent retailers and customers to know that we expect to operate on a "business as usual" basis. This is a fresh start for a business that has successfully adjusted and survived for the past 56 years."

Credit Suisse First Boston assisted the Company as financial advisor in developing the Company's restructuring plan, and FTI Consulting, Inc. assisted the Company as restructuring advisor in placement of the debtor in possession financing.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. The Company's products are sold through Company-owned stores and an extensive network of independent retailers.
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This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information available to, the Company's management. These statements include, among others, statements relating to the expectation that the Company will be able to successfully reorganize itself, the expectation that the Company will be able to finalize its $215 million DIP facility and receive court approval for the facility, the belief that the credit facilities should provide the Company with ample liquidity throughout the bankruptcy proceedings, the expectation that the extension of the loan purchase facility will be finalized and that the finance company will continue to originate loans as usual, the expectation that the Company will be able to obtain the support of its remaining creditors for its reorganization plan and the expectation that the Company will be able to operate on a "business as usual" basis.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: the Company's plan of reorganization may not receive the support of its creditors or be approved by the Bankruptcy Court; competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital and liquidity to fund its operations during the reorganization process; it may recognize special charges or experience increased costs in connection with its securitization or other financing activities; the Company may be required to provide various forms of credit enhancement to its vendors, lenders or others; the Company may recognize special charges or experience increased costs in connection with restructuring activities; the Company may not realize anticipated benefits associated with its restructuring activities (including the closing of underperforming sales centers); adverse changes in governmental regulations applicable to its business could negatively impact the Company; it could suffer losses resulting from litigation (including shareholder class actions or other class action suits); the Company could experience increased credit losses or higher delinquency rates on loans originated; the Company could experience lower recovery rates than anticipated on the sale of repossessions, negative changes in general economic conditions or the industry could adversely impact the Company; it could lose the services of key management personnel; and any other factors that generally affect companies in bankruptcy proceedings or in these lines of business could also adversely impact the Company. Should the Company's underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.